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                                                                   Exhibit 10.54

                          [WESTERN DIGITAL LETTERHEAD]


October 19, 2001


Mr. D. Scott Mercer
848 Nash Road
Los Altos CA  94024

Dear Scott:

It is with great pleasure that we at Western Digital Corporation (the "Company") extend this offer of employment to you. Your position will be Senior Vice President and Chief Financial Officer, reporting to me. As you know, this is an interim position, as we are conducting a search for a Chief Financial Officer and you will assist us in that search. This is an exempt, at-will position and will pay an annualized base salary of $337,500.00 paid bi-weekly.

Contingent upon approval by the Board of Directors, we will recommend a stock option grant amount of 225,000 shares, subject to the provisions of Western Digital's Stock Option Agreement and stock option plan. This grant will have our customary three (3) year vesting schedule, which is 25% after six months, 25% after 12 months, 25% after 24 months and 25% after 36 months. Vesting will cease upon termination of your service as Senior Vice President and Chief Financial Officer of the Company.

In addition to the above stock option grant, we will also recommend to our Board of Directors a restricted stock grant of 150,000 shares. As with the above stock option grant, this grant is contingent upon Board approval and will be subject to the Western Digital Broad Based Stock Incentive Plan and agreement. Forty percent (40%) or 60,000 of these restricted shares will vest on 1/31/03. The remaining sixty percent (60%) or 90,000 shares will vest the following year on 1/31/04. Vesting will cease upon termination of your service as Senior Vice President and Chief Financial Officer of the Company.

You will be eligible to participate in-full for first half of Fiscal Year 2002, July through December, Incentive Compensation Plan (ICP). Funding will be based on corporate business results. Your participation and potential pay out will be based on your individual accomplishments and is contingent upon approval by the Western Digital Compensation Committee. Your potential ICP payout will be 65% of base salary.


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                                                             Mr. D. Scott Mercer
                                                                          Page 2
                                                                October 19, 2001


You will be eligible for participation in the Company's Change in Control Severance Plan and will be covered by the Company's customary indemnification policies for elected officers. In addition to your Incentive Compensation Plan participation, you will be eligible to receive a one- time Chief Financial Officer transition bonus in the amount of up to $120,000. You will be paid this bonus at the time you and the Company transition you out of your Chief Financial Officer role and install a new full-time employee status Chief Financial Officer. Payment of this bonus will be at the sole discretion of the President and Chief Executive Officer. Your eligibility for this bonus requires your employee status as Chief Financial Officer during the entire time of transition to a new Chief Financial Officer.

The Company will provide you with furnished apartment style housing in the Orange County, California area, where the Company's headquarters is located, for the period of your employment, but not to exceed twelve months from your start date.

If you are not replaced as Chief Financial Officer prior to the twelve month period, this housing provision may be renegotiated or extended upon mutual agreement depending on the circumstances at that time. Cost considerations associated with this provision, such as apartment rent, furniture rental, etc. will be mutually agreed upon by you and the Company.

During the period of your employment, but not to exceed 12 months, the Company will reimburse you for reasonable travel expenses between your home in Los Altos, California and Orange County, California on a weekly basis. Reimbursement of these expenses will follow the guidelines outlined in the Company's travel and expense policy. This offer is contingent upon successful completion of all pre-employment criteria as outlined on Western Digital's Application for Employment, which is enclosed for completion and your signature.

As a condition of employment, immediately upon date of hire, you will be required to sign an Employee Agreement governing the inventions, proprietary information and such other subject matter that the company considers vital to protect its operation. Your employment will be "at will," which means that there will be no fixed duration to your employment relationship. You can terminate your employment at any time and for any reason, and the Company can terminate your employment at any time for any reason.

You will be eligible on your first day of employment for Beneflex, our flexible benefits plan that allows you to choose the coverage that fits your needs. As a Senior Vice President, you will receive an additional $5,000 medical expense allowance per benefit year. This allowance can be used to cover out-of-pocket expenses not covered in the medical plan you choose. You will be eligible to join the Western Digital Savings (401k) Plan immediately. You will receive a complete benefits summary during your orientation on your first day of employment.

Your vacation and sick leave accruals will be at the fifty percent (50%) level. As a rehired employee, a calculation will be performed taking into account your original start date and your break in service. This will result in creation of an "affiliation date" that will give you credit for time served in relation to your vacation accrual.




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                                                             Mr. D. Scott Mercer
                                                                          Page 3
                                                                October 19, 2001


Additionally, as a Senior Vice President, you will be eligible to receive reimbursement of up to $5,000 for financial planning services provided to you by a service provider of your choice. This allowance is subject to federal and state supplemental tax rates.

On your first day of employment, at 8:00 a.m. at 20511 Lake Forest Drive, in Lake Forest, you will be required to provide authentic documents that establish identity and employment eligibility. Please refer to the attached List of Acceptable Documents. We are required by law to verify this information and will need one document from List A or two documents, one from List B and one from List C.

Please return the signed and dated original indicating your acceptance within one week from the date of this letter. A copy has been enclosed for your records. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Matthew E. Massengill

Matthew E. Massengill
President & CEO



ACCEPTANCE: /s/ Scott Mercer
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                      Signature                                  Date

DATE YOU PLAN TO START WORK:
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